Exhibit 10.4

AG MORTGAGE INVESTMENT TRUST, INC.

EQUITY INCENTIVE PLAN

Effective                  , 2011

AG MORTGAGE INVESTMENT TRUST, INC.

EQUITY INCENTIVE PLAN

1.    PURPOSES. The purposes of this AG Mortgage Investment Trust, Inc. Equity Incentive Plan (the “Plan”) are to afford an incentive to the directors, officers, advisors, consultants, and other personnel of AG Mortgage Investment Trust, Inc. (the “Company”) who are in any case natural persons and providing services to the Company, including without limitation individuals who are employees of the Manager or one of its Affiliates who are providing services to the Company, to: (a) continue as directors, officers, advisors and consultants; (b) increase their efforts on behalf of the Company; and (c) promote the success of the Company’s business. The Plan provides for the grant of stock options, restricted shares of common stock, restricted stock units, stock appreciation rights, and other equity-based awards.

2.    DEFINITIONS. For purposes of the Plan, the following terms are defined as set forth below, in addition to such terms defined in Section 1 above:

(a) “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person or (iii) any legal entity for which such Person acts as an executive officer or general partner. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, applicable accounting standards and the Applicable Laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Share-Based Award granted to a Participant under the Plan.

(d) “Award Date” means the date upon which an Award is made to a Participant under the Plan, although, in the case of any Award for which the Exercise Price, Fair Market Value, or other applicable value is determined with reference to the average weighted Share price or Share price over a particular measurement period, the Award shall not be treated as granted and subject to applicable securities law or securities exchange reporting until the applicable value is determined.

(e) “Award Agreement” means any written agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Change of Control” means a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in any case, within the meaning of Treasury Regulation 1.409A-3(i)(5).

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code herein shall include any regulations or other guidance of general applicability promulgated under such section, and shall further include any successor or amended section of such section of the Code that is so referred to and any regulations thereunder.

(i) “Committee” means the Compensation Committee of the Company’s Board of Directors, or any successor committee with responsibility for employee compensation, or, in the absence of a committee with responsibility for employee compensation, the Board itself; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” as defined under Code Section 162(m).

(j) “Company” means AG Mortgage Investment Trust, Inc., a Maryland Corporation, or any successor corporation.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render services (other than in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for securities) to such entity who is eligible to be covered under an S-8 registration statement. A Consultant shall include, without limitation, individuals who are employees of the Manager or one of its Affiliates who are providing services to the Company.

(l) “Covered Employee” means a Participant who is:

(i)	a “covered employee” within the meaning of Code Section 162(m)(3), or any successor provision thereto; or

(ii)	expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Code Section 162(m)) in excess of one million U.S. dollars (US$1,000,000) for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would not be allowed.

(m) “Director” means a member of the Board.

(n) “Employee” means any person who is treated as an employee in the books and records of the Company or any Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(o) “Employment Agreement” means an employment or consulting agreement between a Participant and the Company or a Subsidiary.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(q) “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of a Share as of a particular date shall mean (i) the closing sales price per Share on the national securities exchange on which the Share is principally traded, for the last preceding date on which there was a sale of Shares on such exchange; (ii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market; or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(r) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an “incentive stock option” within the meaning of Code Section 422 or any successor provision thereto.

(s) “162(m) Award” means an Award granted hereunder that is intended to qualify as “performance-based compensation” under Code Section 162(m).

(t) “Manager” means AG REIT Management, LLC, or any successor entity.

(u) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Option” means an Award with a right, granted to a Participant under Section 6(b) below, to purchase Shares at a specified price during specified time periods. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.

(w) “Other Share-Based Award” means an Award granted to a Participant under Section 6(f) below.

(x) “Participant” means a Service Provider who has been granted an Award under the Plan.

(y) “Period of Restriction” means the period during which Restricted Stock, the remuneration underlying Restricted Stock Units, or any other feature of an Award is subject to a substantial risk of forfeiture. A Period of Restriction shall be deemed to end when the applicable Award ceases to be subject to a substantial risk of forfeiture.

(z) “Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

(aa) “Restricted Stock” means an Award of Shares, granted to a Participant under Section 6(d) below, that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” or “RSU” means an Award with a right, granted to a Participant under Section 6(e) below, to receive Shares, cash or a combination thereof at the end of a specified restricted period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(cc) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereunder.

(dd) “Service Provider” means an Employee, Director, or Consultant of the Company or an Affiliate.

(ee) “Share” means a share of the Company’s common stock, par value $0.01 per share.

(ff) “Stock Appreciation Right” or “SAR” means an Award with a right, granted to a Participant under Section 6(c) below, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the Award Date to the date of exercise of the right.

(gg) “Subsidiary” means, with respect to the Company, any “subsidiary corporation” within the meaning of Code Section 424(f).

(hh) “10% Shareholder” is an individual who, immediately before the date an Award is granted, owns (or is treated as owning) shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, determined under Code Section 424(d).

3.    ADMINISTRATION.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee may employ one or more persons to render advice with respect to any responsibility the Committee may have under the Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. The Committee shall have full and final authority, in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to:

(i)	administer and interpret the Plan;

(ii)	authorize the granting of Awards;

(iii)	determine the eligibility of Service Providers to receive an Award;

(iv)	determine the number of Shares to be covered by each Award;

(v)	determine the terms, provisions, and conditions of each Award (which may not be inconsistent with the terms of the Plan), including determination of Fair Market Value; and whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other securities, other Awards, or other property;

(vi)	prescribe the form of instruments evidencing Awards; and

(vii)	take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Plan or the administration and interpretation thereof, including correction of any defect (including but not limited to amending an Award Agreement to comply with Applicable Laws) and reconciliation of any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan.

The Committee may not take any action that would result in a repricing of any Option without having first obtained the consent of the Company’s shareholders. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant), and any shareholder.

(b) Limitation of Liability. The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan. The Board, the Committee, and each member thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. The Board, the Committee, members thereof, and any officer or employee of the Company or any Subsidiary thereof acting at the direction or on behalf of the Board or the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    SHARES SUBJECT TO PLAN.

(a) Subject to adjustment as provided in Section 10 below, Awards may be made under the Plan beginning on the Effective Date for up to an aggregate of 375,000 Shares, less any Shares issued or subject to awards granted under the Company’s Manager Equity Incentive Plan. At all times, the Company will reserve and keep available a sufficient number of Shares in such manner as it may consider appropriate in order to satisfy the requirements of all outstanding Awards made under the Plan and all other outstanding but unvested Awards made under the Plan that are to be settled in Shares.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any vested Award granted under the Plan is paid or otherwise settled without the issuance of Shares, or if Shares are surrendered to or withheld by the Company as payment of either the exercise price of an Award and/or withholding taxes in respect of an Award, the Shares that were subject to such Award shall not again be available for Awards under the Plan. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of Shares to the Participant (other than as provided in the immediately preceding sentence), the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of Shares shall no longer be available for Awards under the Plan.

(c) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

5.    PARTICIPATION. The Committee will determine which Service Providers will receive Awards under this Plan, including the type and amount of any Award. Designation of a Service Provider as a Participant in any year does not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award granted to the Participant or any other Participant in any year.

6.    TERMS AND CONDITIONS OF AWARDS. All Awards will be evidenced by a written agreement between the Company and the Participant setting forth the specific terms of the Award (an “Award Agreement”). Such terms and conditions shall include the following, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6 above. In addition, the Committee may impose on any Award or the exercise thereof, at the Award Date or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or violation of restrictive covenants, such as non-competition and non-

solicitation covenants. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as a 162(m) Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)	Designation. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Only an employee of the Company may be granted an Incentive Stock Option. A director or consultant may only receive an Option in the form of a Non-Qualified Stock Option.

(ii)	Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee, but in no event shall the per Share exercise price of any Option be less than 100% of the Fair Market Value of a Share on the Award Date of such Option. In the case of any Incentive Stock Option granted to a 10% Shareholder the exercise price per Share of such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share on the Award Date.

(iii)

Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, and the form of such payment. Such form may include, without limitation, cash, exchange of Shares previously owned by the Participant, through a “broker cashless exercise” procedure approved by the Committee (to the extent permitted by law) or a combination of the above, in any case in an amount having a combined value equal to such exercise price; provided that the Committee may require that any Shares exchanged by the Participant have been owned by the Participant for at least six months as of the date of exercise. An Award Agreement may provide that a Participant may pay all or a portion of the aggregate exercise price by having Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company. To the extent that the Committee permits the use of a “cashless exercise” to exercise any Option, the Committee may designate a securities brokerage firm or firms through which all such exercises must be effected. Notwithstanding anything contained herein to the contrary, in no event will the Plan permit a “reload feature,” in which replacement stock options are issued to any Participant in exchange for Shares held by that Participant upon exercise of an Option. In no event may an Option remain exercisable more than ten (10) years following the Award Date. In the case of any Incentive

Stock Option granted to a 10% Shareholder, the term of such Incentive Stock Option shall not exceed five years measured from the Award Date.

(iv)	ISOs. To the extent required by Code Section 422, if the aggregate Fair Market Value (determined as of the Award Date) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan and all other plans of the Company and its Subsidiaries) exceeds one hundred thousand U.S. dollars (US$100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as a Non-Qualified Stock Option. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. Unless otherwise determined by the Committee, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)	Right Conferred. A SAR shall confer on the Participant to whom it is granted a right to receive an amount with respect to each Share subject thereto, upon exercise thereof, equal to the excess of:

(1)	the Fair Market Value of one Share on the date of exercise over

(2)	the Fair Market Value of one Share on the Award Date.

(ii)	Other Terms. The Committee shall determine at the Award Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards. In no event may a SAR remain exercisable more than ten (10) years following the Award Date. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of a SAR may be made in cash, Shares, or property as specified in the Award Agreement or determined by the Committee.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine on the Award Date or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant.

(ii)	Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iii)	Dividends/Distributions. Except to the extent otherwise provided in any Award Agreement, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Unless otherwise determined by the Committee, dividends or distributions paid on Restricted Stock shall be paid at the dividend or distribution payment date, provided that such payments may be deferred to such date as determined by the Committee, and in any event shall be payable in cash or in Shares having a Fair Market Value equal to the amount of such dividends and distributions. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or distribution, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

(iv)	Section 83(b) Election. If a Participant makes an election pursuant to Code Section 83(b) concerning Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)

Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the restricted period specified in the Award Agreement (or, if permitted by the Committee, at a later date selected by the Participant in accordance with rules and regulations established by the Committee). The Committee may place restrictions on Restricted Stock Units that shall lapse, in whole or in part, only upon the attainment of one or more performance goals.

(ii)	Dividend/Distribution Equivalents. The Committee is authorized to grant to Participants the right to receive dividend equivalent payments and/or distribution equivalent payments for the period prior to settlement of the Restricted Stock Unit. Dividend equivalents or distribution equivalents may be paid currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee. Any such settlements, and any such crediting of dividend equivalents or distribution equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents. Unless otherwise determined by the Committee, any such dividend equivalents or distribution equivalents shall be paid or credited, as applicable, on the dividend payment date to the Participant as though each Restricted Stock Unit held by such Participant was a Share.

(f) Other Share-Based Awards. The Committee is authorized, subject to limitations under Applicable Laws, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment and/or settlement contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(f) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares or a combination thereof, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(f).

(g) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Company. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction in a manner that complies with Code Section 409A. Any substitute Awards granted under the Plan shall not count against the Share limitations set forth in Section 4(a).

(h) Vesting. Except as provided otherwise in an Award Agreement or an Employment Agreement, Awards generally will vest over a minimum period of three (3) years or shall be subject to a performance-based vesting schedule, except in the event of a Participant’s death or disability, or in the event of a Change of Control or other special circumstances.

(i) Termination of Service and Forfeiture. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be a Service Provider prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s termination of service occurs before the end of the Period of Restriction or the vesting date applicable to such Award (or the applicable portion of such Award) or (b) any performance objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such performance objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant without any consideration due to such Participant.

7.    CODE SECTION 162(m) AWARDS. The following supplemental rules shall apply to 162(m) Awards:

(a) Maximum 162(m) Award. The total number of Shares with respect to any 162(m) Award that may be granted to any one single Participant in any one calendar year may not exceed 37,500 Shares (subject to adjustment as provided in Section 10 below). If an Award is to be settled in cash or any medium other than Shares, the number of Shares on which the Award is based shall count toward the individual Share limit set forth in this Section 7(a) Any Awards granted to a Participant that are canceled shall continue to count toward the individual Share limit applicable to that Participant as set forth in this Section 7(a). The limits described in this Section 7(a) shall be construed and applied consistently with Code Section 162(m).

(b) Performance Goals. The Committee may make the grant or vesting of an Award subject to performance criteria as set forth below. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, capital expenditures, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Permissible performance goals include any one of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, Subsidiaries, Affiliates, acquired businesses, minority investments, partnerships, or joint ventures:

(1)	meeting specific targets for or growth in:
a.	share price,

b.	net sales (dollars or volume),
c.	cash flow,
d.	operating income,
e.	net income,
f.	earnings per share,
g.	earnings before interest and taxes, or
h.	earnings before interest, taxes, depreciation and amortization (EBITDA);

(2)	return on:
a.	net sales,
b.	assets or net assets, or
c.	invested capital;

(3)	management of:
a.	working capital,
b.	expenses, or
c.	cash flow;

(4)	meeting specific targets for or growth in:
a.	productivity,
b.	specified product lines,
c.	market share,
d.	product development,
e.	customer service or satisfaction,
f.	employee satisfaction,
g.	strategic innovation, or
h.	acquisitions;

(5)	specific personal performance improvement objectives relative to:
a.	formal education,
b.	executive training,
c.	leadership training; or

(6)	any other criteria established by the Committee (but only if such other criteria are approved by the shareholders).

(c) Shareholder Approval of Performance Goals. The material terms of 162(m) Awards will be disclosed to and approved by the Company’s shareholders prior to payment, in conformity with the requirements under Code Section 162(m); it being understood that performance goals set forth in Section 7(b) above shall be disclosed to and reapproved by the Company’s shareholders no later than the first meeting of shareholders that occurs in the fifth (5th) year following the year in which the Company’s shareholders previously approved the performance goals (or such other time period as prescribed by Code Section 162(m)). The rights of a Participant to receive payment under any 162(m) Award shall be expressly conditioned on obtaining any such approval referred to in this subsection, to the extent required by Code Section 162(m).

(d) Documentation of Performance Objectives. With respect to any 162(m) Award, the applicable performance goal(s) shall be set forth in writing no later than ninety (90) days after commencement of the period to which the performance goal(s) relate(s) (or, if sooner, before twenty-five percent (25%) of such period has elapsed) and at a time when achievement of such performance goals is substantially uncertain. Such writing shall also include the period for measuring achievement of the performance goals, which shall be no greater than five (5) consecutive years, as established by the Committee. Once established by the Committee, the performance goals(s) may not be changed to accelerate the settlement of an Award or to accelerate the lapse or removal of restrictions with respect to a 162(m) Award that otherwise would be due upon the attainment of the performance goals(s).

(e) Committee Certification. Prior to settlement of any 162(m) Award, the Committee shall certify in writing that the applicable performance goals(s) and any other material terms of the Award were in fact satisfied. For purposes of this Section 7(e), approved minutes of the Committee shall be adequate written certification.

(f) Negative Discretion. Except as expressly provided for in an Employment Agreement between the Company and a Participant, the Committee may reduce, but may not increase, the number of Shares deliverable or the amount payable under any 162(m) Award after the applicable performance goals are satisfied.

8.    CHANGE OF CONTROL. In the event of a Change of Control, any Award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the Award will be deemed to be fully achieved.

9.    CONDITIONS UPON ISSUANCE OF SHARES.

(a) A Participant will have none of the rights of a shareholder (including, but not limited to, the right to receive dividends or other distributions from the Company, voting rights, or rights under any rights offering) until such time as such Shares have been recorded on the Company’s official shareholder records as having been issued to the Participant.

(b) No Shares shall be issued under this Plan or pursuant to any Award Agreement until and unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the rules of any stock exchange having jurisdiction over the securities of the Company.

(c) The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with Applicable Laws, rules, and regulations, listing requirements, or other obligations.

10.    RECAPITALIZATION. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make equitable changes or adjustments to any or all of: (a) the number and kind of Shares or other property (including cash) that may thereafter be issued in connection with Awards; (b) the number and kind of Shares or other property (including cash) issued or issuable in respect of outstanding Awards; (c) the exercise price, base price or purchase price relating to any Award and (d) the performance goals, if any, applicable to outstanding Awards. In addition, the Committee may determine that any such equitable adjustment may be accomplished by making a payment to the Award holder, in the form of cash or other property (including but not limited to Shares).

11.    SECTION 16 LIMITATIONS. It is the intent of the Company that the grant of any Awards to a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 thereof pursuant to an applicable exemption. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of SEC Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

12.    WITHHOLDING TAXES.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Company shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Participant’s FICA obligation) that the Company determines is required to be withheld to comply with Applicable Laws. The Participant shall remain responsible at all times for paying any federal, state, local and foreign income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant by failing to make timely payments of tax.

(b) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation with respect to an Award, in whole or in part or some combination thereof, by electing to have the Company withhold otherwise deliverable Shares with respect to such Award or delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required by Applicable Laws to be withheld. The Fair Market Value of the Shares to be withheld or delivered, or with respect to which restrictions are removed, shall be determined as of the date that the taxes are required to be withheld.

13.    TRANSFER RESTRICTIONS. Unless otherwise determined by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Subject to the approval of the Committee in its sole discretion, Non-Qualified Stock Options may be transferable to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only shareholders. “Members of the immediate family” means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. To the extent that any Award is transferable, such Award shall contain such additional terms and conditions as the Committee deems appropriate.

14.    CONSTRUCTION. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “nonqualified deferred compensation” for purposes of Code Section 409A, as determined by the Committee, or if an Award is subject to Code Section 409A, in a manner that complies with Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan or any Award to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following Participant’s termination of employment (or upon Participant’s s death, if earlier). Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Notwithstanding the foregoing, the failure to satisfy the requirements of Code Section 409A or Code Section 162(m) with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

15.    NO EFFECT ON EMPLOYMENT OR SERVICE. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time for any reason to the extent permitted by Applicable Laws.

16.    EXCLUSION OF PAYMENTS FROM EMPLOYEE BENEFITS. No payments or Awards under the Plan will be included as compensation for the purpose of determining any retirement income, profit sharing, severance, life insurance or any other benefit.

17.    SEVERABILITY. If any provision of the Plan, an Award or an Award Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed to be amended to resolve the applicable infirmity, unless the Committee determines that it cannot be so construed or deemed amended without materially altering the Plan or the Award, in which case such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.    TERMINATION AND AMENDMENT OF THE PLAN.

(a) The Board may at any time and from time to time terminate, amend, modify or suspend the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires shareholder approval in order for the Plan to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders. The Committee may at any time and from time to time amend any outstanding Award in whole or in part. Notwithstanding the foregoing sentences, no amendment or modification to or suspension or termination of the Plan or amendment of any Award shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

(b) The Board may, subject to receipt of requisite regulatory approval, where required, and without further shareholder approval, in its discretion make the following amendments to the Plan:

(i)	amending typographical, clerical and grammatical errors;

(ii)	reflecting changes to applicable securities laws; and

(iii)	ensuring that the Shares issued under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant may from time to time be resident or a citizen.

(c) In the event the Plan or any Award issued hereunder fails to meet the applicable requirements of Code Section 409A, then the Plan and the applicable Award Agreement shall be deemed to be modified (and shall otherwise be amended by the Committee, in its sole and absolute discretion), to the limited extent necessary to satisfy the requirements of Code Section 409A and the regulations thereunder.

19.    APPLICABLE LAW. This Plan shall be interpreted and construed in accordance with the laws of the State of Maryland without giving effect to its conflict or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

20.    EFFECTIVE DATE AND DURATION OF PLAN. The Plan is effective as of                     , 2011, subject to any required shareholder approval. The Plan shall remain in full force and effect from the date of shareholder approval hereof and from year to year thereafter until amended or terminated in accordance with Section 18 above. The Plan shall automatically terminate on the tenth anniversary of the date on which it was adopted.